Exhibit 99.1
Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171
Rebecca Peterson
Vice President, Corporate
Communications
Alkermes, Inc.
(617) 583-6378
EMBARGOED: FOR RELEASE Thursday, February 7, 2008 at 4:00PM EST
ALKERMES ANNOUNCES $60 MILLION ACCELERATED SHARE
REPURCHASE PROGRAM
Cambridge, MA, February 7, 2008 — Alkermes, Inc. (NASDAQ: ALKS) today announced that it initiated an accelerated share repurchase (ASR) program under which the company will repurchase $60 million of its common stock. The repurchase will be funded with the company’s existing cash, which includes proceeds from the recent sale of its stake in Reliant Pharmaceuticals, Inc.
“The repurchase program reflects our confidence in our commercial products and pipeline,” stated James Frates, chief financial officer of Alkermes. “Our strong financial profile and cash position provide us with the opportunity to strategically invest in our pipeline, while at the same time repurchasing our stock to return value to shareholders.”
This ASR program falls under the previously announced authorization by Alkermes’ Board of Directors to repurchase up to $175 million of the company’s common stock. Prior to initiating the ASR program, Alkermes had repurchased $33.3 million of its common stock under the buyback plan. With the initiation of the ASR program, Alkermes has committed $93.3 million dollars to repurchasing its common stock.
Morgan Stanley is acting as the financial institution counterparty for Alkermes’ ASR program. Alkermes expects to complete the ASR by the end of May 2008. The actual number of shares repurchased will be determined at the completion of the ASR program.

About Alkermes
Alkermes, Inc. is a biotechnology company that uses proprietary technologies and know-how to create innovative medicines designed to yield better therapeutic outcomes for patients with serious disease. Alkermes manufactures RISPERDAL® CONSTA®, marketed by divisions of Johnson & Johnson, and developed and manufactures VIVITROL®, marketed in the U.S. primarily by Cephalon, Inc. The company’s pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Alkermes is headquartered in Cambridge, Massachusetts, with research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the repurchase of shares of the company’s common stock under the November 2007 repurchase program. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risks and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others, the timing, cost and amount of share repurchases. For further information with respect to factors that could cause the company’s actual results to differ from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.
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